Evergreen Core Plus Bond Fund
SPECIAL MEETING OF SHAREHOLDERS
On April 15, 2010, a Special Meeting of Shareholders for the Fund was held to consider the following proposals. The results of the proposals are indicated below.
Proposal 1 To approve the proposed reorganization of the Fund into Wells Fargo
Advantage Income Plus Fund, which will be a new series of Wells Fargo Funds Trust, a
Delaware statutory trust:
Net assets voted For $78,584,966
Net assets voted Against $ 3,974,064
Net assets voted Abstain $ 4,721,243
Proposal 2 To consider and act upon an investment sub-advisory agreement between
Evergreen Investment Company, LLC and Wells Capital
Management, Inc.:
Net assets voted For $78,475,762
Net assets voted Against $ 4,041,419
Net assets voted Abstain $ 4,763,092
Data Communique

Evergreen High Income Fund
SPECIAL MEETING OF SHAREHOLDERS
On June 8, 2010, a Special Meeting of Shareholders for the Fund was held to consider the following proposal. The results of the proposal are indicated below.
Proposal 1 To approve the proposed reorganization of the Fund into Wells Fargo
Advantage High Yield Bond Fund, which will be a new series of Wells Fargo Funds Trust, a Delaware statutory trust:
Net assets voted For $257,760,925
Net assets voted Against $ 11,090,642
Net assets voted Abstain $ 13,240,528